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                          STATE FARM MUTUAL FUND TRUST

                             State Farm Equity Fund
                        State Farm Small Cap Equity Fund
                      State Farm International Equity Fund
                          State Farm S&P 500 Index Fund
                         State Farm Small Cap Index Fund
                       State Farm International Index Fund
                         State Farm Equity and Bond Fund
                              State Farm Bond Fund
                       State Farm Tax Advantaged Bond Fund
                          State Farm Money Market Fund
                         State Farm LifePath Income Fund
                          State Farm LifePath 2010 Fund
                          State Farm LifePath 2020 Fund
                          State Farm LifePath 2030 Fund
                          State Farm LifePath 2040 Fund

                                DISTRIBUTION PLAN

                            CLASS R-1 and R-2 SHARES

                                    June 2004

                               ARTICLE I. THE PLAN

     This Distribution Plan (the "Plan") sets forth the terms and conditions on which State Farm Mutual Fund Trust (the "Trust") on behalf of State Farm Equity Fund, State Farm Small Cap Equity Fund, State Farm International Equity Fund, State Farm S&P 500 Index Fund, State Farm Small Cap Index Fund, State Farm International Index Fund, State Farm Equity and Bond Fund, State Farm Bond Fund, State Farm Tax Advantaged Bond Fund, State Farm Money Market Fund, State Farm LifePath Income Fund, State Farm LifePath 2010 Fund, State Farm LifePath 2020 Fund, State Farm LifePath 2030 Fund and State Farm LifePath 2040 Fund (each, a "Fund," and collectively, the "Funds"), each a series of the Trust, and on behalf of class R-1 and R-2 shares of each such Fund (hereinafter, the "Class R-1 shares" or "Class R-2 shares," as applicable), will, after the effective date hereof, pay certain amounts to State Farm VP Management Corp. (the "Distributor") in connection with the provision by the Distributor of certain services to the Funds and their Class R-1 and R-2 shareholders, as set forth herein. Such payments by a Fund may, under Rule 12b-1 (the "Rule") under the Investment Company Act of 1940, as amended (the "Act"), be deemed to constitute the financing of distribution by a Fund of its Class R-1 and R-2 shares. This Plan describes all material aspects of such financing as contemplated by the Rule and shall be administered and interpreted, and implemented and continued, in a manner consistent with the Rule.

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                        ARTICLE II. DISTRIBUTION EXPENSES

     Each Fund shall pay to the Distributor a fee in the amount specified in
Article III hereof. Such fee may be spent by the Distributor on any activities or expenses primarily intended to result in the sale of Class R-1 or Class R-2 shares of the Funds, including, but not limited to the payment of Distribution Expenses (as defined below). Distribution Expenses include, but are not limited to, (a) payment of initial and ongoing commissions and other payments to registered representatives or others who sell each Fund's shares; (b) compensation to employees of the Distributor; (c) compensation to and expenses, including overhead such as communications and telephone, training, supplies, photocopying and similar types of expenses, of the Distributor incurred in the printing and mailing or other dissemination of all prospectuses and statements of additional information; and (d) the costs of preparation, printing and mailing of reports used for sales literature and related expenses, advertisements and other distribution-related expenses (including personnel, travel and office expenses and equipment of the Distributor). Distribution Expenses also include fees paid by the Distributor to related and unrelated entities for marketing and distribution services, including any of the services listed in this paragraph.

                        ARTICLE III. MAXIMUM EXPENDITURES

     The expenditures to be made by each Fund, other than the Money Market Fund, pursuant to this Plan, and the basis upon which such expenditures will be made, shall be determined by each such Fund, and, in no event shall such expenditures exceed (i) 0.50% of the average daily net asset value of the Class R-1 shares of any such Fund, or (ii) 0.30% of average daily net asset value of the Class R-2 shares of any such Fund. Average daily net assets shall be determined in accordance with the Trust's prospectus as from time to time in effect. The expenditure to be made by the Money Market Fund pursuant to this Plan, and the basis upon which such expenditure will be made, shall be determined by that Fund, and, in no event shall such expenditure exceed (i) 0.40% of the average daily net asset value of Class R-1 shares of any such Fund, or (ii) 0.20% of average daily net asset value of the Class R-2 shares of any such Fund. All such expenditures shall be calculated and accrued daily and paid quarterly or at such other intervals as the Board of Trustees of the Trust shall determine. In the event the Distributor is not fully reimbursed for payments made or other expenses incurred by it under this Plan, the Distributor shall be entitled to carry forward such expenses to subsequent fiscal years for submission to the Class R-1 or Class R-2 shares of the applicable Fund for payment, subject always to the annual maximum expenditures set forth in this Article III; provided, however, that nothing herein shall prohibit or limit the Board of Trustees from terminating this Plan and all payments hereunder at any time pursuant to Article VIII hereof. While no Fund is liable for unreimbursed distribution expenses, in the event of discontinuation or termination of this Plan as to any Fund(s), the Board of Trustees may consider the appropriateness of having the Class R-1 or Class R-2 shares of such Fund(s) reimburse the Distributor for the then outstanding carry forward amounts plus interest thereon to the extent permitted by applicable law.

                ARTICLE IV. INDIRECT EXPENSES BORNE BY THE FUNDS

     It is recognized that the costs of distributing each Fund's shares may exceed the sum of all sales charges collected on sales of Fund shares and reimbursements made by the Fund pursuant to Article III of this Plan. In view of this, if and to the extent that any investment

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management, shareholder servicing or other fees paid by a Fund might be considered as indirectly financing any activity that is primarily intended to result in the sale of the Fund's shares, the payment by that Fund of such fees hereby is authorized under this Plan.

     Except as otherwise contemplated by this Plan, the Trust, and each Fund shall not, directly or indirectly, engage in financing any activity that is primarily intended to or should reasonably result in the sale of shares of any Fund.

                    ARTICLE V. APPROVAL BY BOARD OF TRUSTEES

     This Plan shall not take effect with respect to a Fund until it has been approved, together with any related agreements, by votes cast in person at a meeting called for the purpose of voting on this Plan and any such related agreements, of a majority of both (i) the Trustees of the Trust and (ii) those Trustees who are not "interested persons" of the Trust and have no direct or indirect financial interest in the operation of this Plan or any agreements related to it (the "Independent Trustees"). Moreover, this Plan shall not take effect with respect to a Fund until the day upon Fund shares are first offered for sale to the general public.

                             ARTICLE VI. CONTINUANCE

     This Plan and any related agreement shall continue in effect with respect to each Fund until June 30, 2005, and shall continue thereafter in full force and effect for successive periods of up to one year provided such continuance is specifically approved at least annually in the manner provided for in Article V.

                            ARTICLE VII. INFORMATION

     The Distributor shall provide the Board of Trustees and the Board of Trustees, and, in particular, the Independent Trustees, shall review, in the exercise of their fiduciary duties, at least quarterly, a written report of the amounts expended with respect to the Class R-1 and Class R-2 shares of each Fund by the Distributor under this Plan and the Underwriting Agreement and the purposes for which such expenditures were made.

                            ARTICLE VIII. TERMINATION

     This Plan may be terminated with respect to Class R-1 shares and/or Class R-2 shares of any Fund (a) at any time by vote of a majority of the Independent Trustees, or a majority of the applicable Fund's outstanding voting Class R-1 or Class R-2 shares, as applicable or (b) by the Distributor on 60 days' notice in writing to the applicable Fund(s).

     Termination or discontinuance of the Plan with respect to the Class R-1 or R-2 shares of one Fund shall not affect the continued effectiveness of this Plan with respect to the Class R-1 or R-2 shares of any other Fund.

                             ARTICLE IX. AGREEMENTS

     Each agreement with any person relating to implementation of this Plan shall be in writing, and each agreement related to this Plan shall provide:

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     (a) that, with respect to each Fund, such agreement may be terminated at any time, without payment of any penalty, by vote of a majority of the Independent Trustees or by vote of a majority of the Fund's then outstanding voting Class R-1 or R-2 shares, as applicable; and

     (b) that such agreement shall terminate automatically in the event of its assignment.

                              ARTICLE X. AMENDMENTS

     This Plan may not be amended to increase materially the maximum amount of the fees payable by any Fund hereunder without the approval of a majority of the outstanding voting Class R-1 or Class R-2 shares of the applicable Fund. No material amendment to the Plan shall, in any event, be effective unless it is approved by the Board of Trustees in the same manner as is provided for in
Article V.

                      ARTICLE XI. PRESERVATION OF DOCUMENTS

     The Trust shall preserve copies of this Plan (including any amendments thereto) and any related agreements and all reports made to the Board of Trustees for a period of not less than six years from the date of this Plan, the first two years in an easily accessible place.

                      ARTICLE XII. LIMITATION OF LIABILITY

     No series of the Trust shall be responsible for the obligations of any other series of the Trust.

                       ARTICLE XIII. SELECTION OF TRUSTEES

     While this Plan is in effect, the selection and nomination of prospective Independent Trustees shall be committed to the discretion of the Independent Trustees.

                           ARTICLE XIV. DEFINED TERMS

     As used in this Plan, the terms "majority of the outstanding voting Class R-1 or R-2 shares" shall mean the lesser of: (i) 67% or more of voting Class R-1 or Class R-2 shares present, if more than 50% of the outstanding voting Class R-1 or Class R-2 shares are present or represented, or (ii) more than 50% of the outstanding voting Class R-1 or Class R-2 shares; and the phrase "interested person" shall have the same meaning as that phrase has in the Act.

                               ARTICLE XX. PRIVACY

     Neither the Distributor nor the Trust shall disclose or use nonpublic personal information (as defined in Rule 3(t) of Regulation S-P) provided by the other party, except as necessary to carry out the purposes for which such information is provided, including information that is used in accordance with Rules 14 and 15 of Regulation S-P in the ordinary course of business.

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     IN WITNESS WHEREOF, the parties have executed this Distribution Plan effective as of the 9th day of July 2004 in Bloomington, Illinois.

                                  State Farm Mutual Fund Trust


                                  By: /s/ Edward B. Rust, Jr.
                                      ------------------------------------------
                                      Name: Edward B. Rust, Jr.
                                      Title: President


                                  State Farm VP Management Corp.


                                  By: /s/ Michael L. Tipsord
                                      ------------------------------------------
                                      Name: Michael L. Tipsord
                                      Title: Senior Vice President and Treasurer

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